EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Date:	November 23, 2007
Contact:	Matthew Hessler, Marketing Coordinator
Phone:	(559) 782-4900 or (888) 454-BANK
Website Address:	www.sierrabancorp.com

Sierra Bancorp Appoints Lynda B. Scearcy to

Board of Directors

PORTERVILLE, CA — Sierra Bancorp (NASDAQ: BSRR) today announced the appointment of Lynda B. Scearcy to the Company’s Board of Directors. She was also elected to serve on the Board of Bank of the Sierra, a wholly-owned subsidiary of Sierra Bancorp. Scearcy joins as the eighth member of those boards effective December 20, 2007.

Lynda Scearcy is a graduate of the University of Florida with a degree in Biology and a Minor in Chemistry. Mrs. Scearcy also attended Graduate School in Molecular Biology at Cal Poly Pomona. In 1998, Mrs. Scearcy received her Masters degree in Taxation at San Joaquin College of Law and is currently a Tax Partner at McKinley Scearcy Associates, Accountants and Consultants.

Mrs. Scearcy is deeply committed to the community, as demonstrated in the numerous service clubs, foundations and community based organizations she is involved with. These include the Rotary Club of Porterville (Past President), Tule River Economic Development Corporation (Past Treasurer) and Tulare County Office of Education Foundation (Board Member).

“We are delighted to welcome Lynda to our team of Board members,” said James C. Holly, Chairman of the Board, President and CEO of Bank of the Sierra. “We are pleased to have someone with Lynda’s experience and reputation that will complement the current Board’s composition.”

About Sierra Bancorp

Sierra Bancorp is the holding company for Bank of the Sierra (www.bankofthesierra.com), which is the largest independent bank headquartered in the South San Joaquin Valley. The Company has $1.2 billion in total assets and maintains 21 branch offices, an agricultural credit center, an SBA center, and an online “virtual” branch. In its April 2007 edition, US Banker magazine ranked Sierra Bancorp as the 10th best performing publicly-traded mid-tier bank in the nation based on three-year average return on equity, placing us in the top 5% for banks in that category.

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